Exhibit 99.1
                                                                    ------------

         AMERIVEST PROPERTIES ANNOUNCES ACQUISITION OF KELLOGG BUILDING
                    IN LITTLETON, COLORADO FOR $13.55 MILLION

DENVER, CO, Dec. 26 -- AmeriVest Properties Inc. (AMEX: AMV) announced today that it has acquired The Kellogg Building, located in Littleton, Colorado for $13,550,000. The Kellogg Building contains 112,738 rentable square feet and is 96% leased.

The Kellogg Building is an eight-story multi-tenant office building located in the Highline Professional Center in Southwest Metropolitan Denver, near the growing residential community of Highlands Ranch. The building is leased to 41 tenants and features many amenities, including covered parking, common area conference rooms, an exercise facility with locker rooms, showers and whirlpool, Western mountain views and direct access to the Highline Canal walking and bike trail adjacent to the property.

The Kellogg Building is being purchased at a first year capitalization rate in excess of 10%. The purchase price of $13.55 million ($120 PSF) is being paid with approximately $4.0 million in cash plus a new loan of $9.5 million bearing interest at a floating rate equal to the bank's money market rate plus 250 basis points (4.77% for the initial 12 months), maturing December 21, 2004.

William Atkins, chairman and CEO of AmeriVest, said, "This is our second acquisition from the proceeds of AmeriVest's common stock offering completed in July 2001. We are pleased to be able to have found such a high quality building with wonderful small tenant amenities. The Southwest Denver location balances our other Denver properties in the Southeast and Colorado Boulevard submarkets and we expect this property to make a meaningful contribution to FFO during 2002."

AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 22 office properties and is focused on serving small to mid-sized office tenants in select markets.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

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                               ACQUISITION SUMMARY
                           THE KELLOGG OFFICE BUILDING

The Kellogg Office Building is an eight-story, 112,738 rentable square foot building on a 4.8-acre site in southwest Metropolitan Denver.

Year Built:                         1983

Occupancy:                          96.0%

Capital Improvements:               AmeriVest will improve the property with the
                                    small tenant amenities it offers in all its properties, including an upgraded common area conference room, a new telecommunications infrastructure, improved common area finishes and an electronic building directory.

Building Description:               Eight-story high-rise with an average of
                                    14,500 SF floor plates that are ideal for small tenants. Precast concrete construction features red brick veneer over concrete block with reflective insulating glass windows. Building amenities include an exercise facility with cardio and weight machines, hot tub and shower and lockers;
                                    two conference rooms, including a 65-seat auditorium; a coffee shop on the first floor and Executive Suites.

Parking: 380 surface parking spaces, including 18 covered spaces (3.4 spaces per 1,000 SF)

Purchase Price:                     $13,550,000 ($120.00 PSF), all cash subject
                                    to a new mortgage of $9,500,000 bearing
                                    interest at the bank's money market rate plus 250 bp (4.77% for the initial 12 months), maturing December 21, 2004

Closing Date:                       December 21, 2001

Average tenant size:                2,556 SF

First Year Cap Rate:                10.0% +

Investment Opportunity:             To acquire the leading Class B multi-tenant
                                    office property with historically high
                                    occupancy levels in one of the
                                    fastest-growing submarkets in Denver as well as maintain and improve those occupancies with a measured refurbishment program, adding typical AmeriVest small tenant amenities.